Exhibit 99.1

Ortho Clinical Diagnostics Announces Pricing of Secondary Offering of Ordinary Shares

RARITAN, N.J. – September 09, 2021 – Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX) (the “Company”), one of the world’s largest pure-play in vitro diagnostics companies, today announced the pricing of the previously announced underwritten secondary offering of 22,000,000 of the Company’s ordinary shares held by a selling shareholder affiliated with The Carlyle Group (the “Selling Shareholder”) at a price of $17.50 per ordinary share. The offering is expected to close on September 14, 2021, subject to customary closing conditions. The Selling Shareholder granted the underwriters a 30-day option to purchase up to 3,300,000 additional ordinary shares of the Company at the public offering price less the underwriting discount.

The Company is not selling any ordinary shares in the offering, will not receive any of the proceeds from the offering, and will bear the costs associated with the sale of such ordinary shares by the Selling Shareholder, other than underwriting discounts and commissions.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as the joint lead book-running managers and as representatives of the underwriters for the offering. Morgan Stanley, BofA Securities, Barclays, Citigroup, Cowen, Credit Suisse, UBS Investment Bank, Evercore ISI and Piper Sandler are acting as joint book-running managers, and ING, Macquarie Capital, Wolfe | Nomura Strategic Alliance, Drexel Hamilton, H.C. Wainwright & Co., Ramirez & Co., Inc. and Siebert Williams Shank are acting as co-managers for the offering.

A registration statement on Form S-1, including a prospectus, relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities may be made only by means of a prospectus. Copies of the prospectus may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department at 200 West Street, New York, NY 10282 or by telephone at 1-866-471-2526; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-866-803-9204.

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX) is one of the world’s largest pure-play in vitro diagnostics (IVD) companies dedicated to transforming patient care.

More than 800,000 patients across the world are impacted by Ortho’s tests each day. Because Every Test Is A LifeTM, Ortho provides hospitals, hospital networks, clinical laboratories and blood banks around the world with innovative technology and tools to ensure test results are fast, accurate, and reliable. Ortho's customized solutions enhance clinical outcomes, improve efficiency, overcome lab staffing challenges and reduce costs.

Ortho Clinical Diagnostics  |  1001 US Route 202 Raritan, NJ 08869-0606

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From launching the first product to determine Rh+ or Rh- blood type, developing the world’s first tests for the detection of antibodies against HIV and hepatitis C, introducing patented dry-slide technology and marketing the first U.S. Food and Drug Administration-authorized high-volume antibody and antigen tests for COVID-19, Ortho has been a pioneering leader in the IVD space for over 80 years.

The Company is powered by Ortho Care® Service and Support, an award-winning, holistic program that ensures best-in-class technical, field and remote service and inventory support to laboratories in more than 130 countries and territories around the globe.

Media Contact:

Ortho Media Relations

media@orthoclinicaldiagnostics.com

Investor Contact:

IR@orthoclinicaldiagnostics.com

Ortho Clinical Diagnostics  |  1001 US Route 202 Raritan, NJ 08869-0606